Exhibit 99.3

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 30, 2021, Surgalign Holdings, Inc. (“Surgalign” or the “Company”) entered into and closed on a Stock Purchase Agreement with Dearborn Capital Management LLC, and Neva, LLC, a Delaware limited liability company (collectively the Sellers of Inteneural Networks, Inc. (“Inteneural”), to acquire a 42% equity interest in the issued and outstanding shares of Inteneural for a non-exclusive right to use their proprietary technology. As consideration for the 42% ownership the Company paid total consideration of $19.9 million which consisted of $5.0 million in cash, issued to the Sellers 6,820,792 shares of our common stock with a fair value of $4.9 million and issued of unsecured promissory notes to the Sellers in an aggregate principal amount of $10.6 million with a fair value of $10.0 million. As part of the transaction, subject to certain contingencies, the Company must purchase up to 100% of the equity of Inteneural if the three additional clinical, regulatory, and revenue milestones are met. With the achievement of each milestone and the satisfaction of the related contingencies, the Company will acquire an additional 19.3% equity interest in INN for $19.3 million.

The Company has obtained control through means other than voting rights as the Company is deemed to be the primary beneficiary and is the most closely associated decision maker under ASC 810, Consolidation. Based on this the Company has considered Inteneural to be a variable interest entity (“VIE”) and has fully consolidated Inteneural into the consolidated financial statements as of December 31, 2021.

The following unaudited pro forma condensed combined statements of operations is presented to illustrate the estimated effects of the Transaction and certain other related adjustments described below (collectively, “Adjustments” or “Transaction Accounting Adjustments”). The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission (“SEC”) on May 20, 2020 (“Article 11”).

The following unaudited pro forma combined financial statements are based on Surgalign’s historical consolidated financial statements and Inteneural’s historical consolidated financial statements as adjusted to give effect to the acquisition. The unaudited pro forma condensed combined statement of operations is presented for the year ended December 31, 2021 for Surgalign and for the twelve months ended September 30, 2021 (“the LTM Period”) for Inteneural and gives effect to the Acquisition as if it had occurred on January 1, 2021. An unaudited pro forma condensed combined balance sheet has not been presented herein as the acquisition has already been fully reflected in the consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

The unaudited pro forma condensed combined financial information should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;
•	Surgalign’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021
•

Audited consolidated balance sheets of Inteneural Networks Inc., as of December 31, 2020 and 2019, and audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and related notes included as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•

Unaudited consolidated balance sheets of Inteneural Networks Inc., as of September 30, 2021 and 2020 and unaudited consolidated statement of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2021 and 2020, and related notes included as Exhibit 99.2 to this Current Report on Form 8-K/A.

Information for the LTM Period was derived from the audited consolidated statement of operations for the fiscal year ended December 31, 2020, less the unaudited consolidated statement of operations for the nine months ended September 30, 2020, plus the unaudited consolidated statement of operations for the nine months ended September 30, 2021. Information for the fiscal year ended December 31, 2020 was derived from our historical audited consolidated statements of operations for the year ended December 31, 2020 as filed.

In the opinion of the Company’s management, our historical financial statements have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the acquisition and related to the financing of the acquisition, in accordance with U.S. GAAP.

The historical financial information of Surgalign and Inteneural reflect factually supportable items that are directly attributable to the Transaction. The Transaction is reflected in the accompanying unaudited pro forma condensed combined financial information and related notes as an asset acquisition. Accordingly, the consideration given by Surgalign in exchange for the assets acquired in the Transaction will be primarily allocated to the in-process research and development (“IPR&D”) asset based upon the estimated fair value as of the date of the completion of the Transaction.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Statement of Operations

For the Twelve Months Ended December 31, 2021 and September 30, 2021

(In thousands, except share and per share data)

	12/31/2021 Surgalign Holdings	12 months ended 9/30/21 Inteneural Networks Inc	Pro Forma Adjustments	Note Ref.	Pro Forma

Revenues	$90,500	$-	$-		$90,500
Costs of goods sold	29,775	-	-		29,775

Gross profit	60,725	-	-		60,725

Expenses:
General and administrative	104,668	6	(6)	[A]	104,668
Research and development	13,888	207	-		14,095
Loss (gain) on acquisition contingency	(4,587)	-	-		(4,587)
Asset acquisition expenses	72,087	-	-		72,087
Asset impairment and abandonments	12,195	-	-		12,195
Goodwill impairment	-	-	-		-
Transaction and integration expenses	3,689	-	-		3,689

Total operating expenses	201,940	213	(6)		202,147

Other operating income, net	(3,932)	-	-		(3,932)

Operating loss	(137,283)	(213)	6		(137,490)

Other (income) expense - net:
Other (income) expense - net:	(202)	1	-		(201)
Foreign exchange gain (loss)	1,447	-	-		1,447
Change in fair value of warrant liability	(14,736)	-	-		(14,736)

Total other (income) expense - net	(13,491)	1	-		(13,490)

Loss before income tax benefit (provision)	(123,792)	(214)	6		(124,000)
Income tax benefit (provision)	(886)	-	-		(886)

Net loss from continuing operations	(122,906)	(214)	6		(123,114)
Discontinued operations
(Loss) Income from operations of discontinued operations	(6,316)	-	-		(6,316)
Income tax provision	(2,674)	-	-		(2,674)

Net (loss) income from discontinued operations	(3,642)	-	-		(3,642)

Net loss	(126,548)	(214)	6		(126,756)

Net loss applicable to noncontrolling interests	41,897	-	121	[B]	42,018

Net (loss) applicable to Surgalign Holdings, Inc.	(84,651)	-	(87)	[B]	(84,738)

Net loss from continuing operations per common share - basic	$(1.00)				$(1.00)

Net income from discontinued operations per common share - basic	$(0.03)				$(0.03)

Net loss per share applicable to Surgalign Holdings, Inc.- basic	$(0.69)				$(0.69)

Net loss from continuing operations per common share - diluted	$(1.00)				$(1.00)

Net income from discontinued operations per common share - diluted	$(0.03)				$(0.03)

Net loss per share applicable to Surgalign Holdings, Inc.- diluted	$(0.69)				$(0.69)

Weighted average shares outstanding - basic	122,592,569				122,592,569

Weighted average shares outstanding - diluted	122,592,569				122,592,569

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1 – Basis of Presentation

On January 5, 2022, Surgalign Holdings, Inc. (“Surgalign” or the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) in connection with the closing, on December 30, 2021, of the previously announced transaction, pursuant to which Inteneural Networks, Inc. (“Inteneural”) and its subsidiaries became direct wholly owned subsidiaries of the Company (the “Transaction”).

The underlying financial information of the Company has been derived from the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The underlying financial information of Inteneural has been derived from the audited consolidated financial statements of Inteneural for the year ended December 31, 2020, and 2019 and the unaudited consolidated financial statements for the nine months ended September 30, 2021 and 2020 which are included in this Current Report on Form 8-K/A.

This unaudited pro forma condensed combined financial information has been prepared assuming that the Transaction had been completed on January 1, 2021 and is not intended to reflect the financial results of operations which would have actually resulted had the Transaction been effected on the dates indicated.

The transaction has been treated as an asset acquisition, with the Company as the accounting acquirer. Accordingly, unaudited pro forma condensed combined financial information reflects the assets acquired at cost. To determine the accounting for this transaction under U.S. GAAP, the Company must first assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The U.S. GAAP guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not considered a business and is accounted for as an asset acquisition. The Company determined that substantially all of the fair value of Inteneural was concentrated in the acquired in-process research and development (“IPR&D”) asset in accordance with ASC 805, Business Combination and therefore accounted for this as an asset acquisition. The total consideration of the asset acquisition was determined to be $72.3 million, which consisted of cash consideration of $5.0 million, $4.9 million of fair value of shares issued to the seller, $10.0 million of seller notes issued to the sellers, direct and incremental expenses of $0.4 million incurred for the Inteneural acquisition, $10.3 million in forward contracts related to the three potential milestone payments and $41.7 million in noncontrolling interest related to the 58% equity interest not purchased.

The purchased IPR&D was expensed immediately after the acquisition, resulting in a one-time charge of $72.1 million recognized in the asset acquisition expense line on the consolidated statement of comprehensive loss for the year ended December 31, 2021. Additionally, the intangible asset related to the assembled workforce, in the amount of $0.2 million was immediately impaired during the fourth quarter of 2021 due to the Company’s negative projected cash flows. This loss has a net impact of $30.2 million to Surgalign, and $41.9 million impact to noncontrolling interests.

Note 2 - LTM Period

Inteneural’s historical financial statements were prepared in accordance with U.S. GAAP, presented in U.S. dollars. The following table presents the reconciliation of historical unaudited financial data for the nine-month periods ended September 30, 2021 and September 30, 2020, and the historical audited consolidated statement of operations for the fiscal year ended December 31, 2020 to the unaudited twelve months ended September 30, 2021 presented in the unaudited pro forma condensed combined statement of operations.

ADJUSTED LTM STATEMENT OF OPERATIONS RECONCILIATION

For the Last Twelve Months Ended September 30, 2021

(in thousands, except share data)

	Audited	Unaudited
		Less	Plus
(in thousands)	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2021	LTM Period Ended September 30, 2021

Sales	-	-	-	-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
General and administrative	9	7	4	6
Research and development	160	131	178	207
Loss (gain) on acquisition contingency	-	-	-	-
Asset acquisition expenses	-	-	-	-
Asset impairment and abandonment	-	-	-	-
Goodwill impairment	-	-	-	-
Transaction and integration expenses	-	-	-	-
Operating (loss)	(169)	(138)	(182)	(213)
Other (income) expense, net	1	-	-	1
(Loss) before income taxes	(170)	(138)	(182)	(214)
Provision for income taxes	-	-	-	-
Net loss from continued operations	(170)	(138)	(182)	(214)

Note 3 – Pro Forma Adjustments

The unaudited pro forma condensed combined financial information reflects the following adjustments:

[A] General and administrative

Transaction accounting adjustments made to remove the historical amortization expense related to the other intangible assets, which were noted as impaired. For the last twelve months ended September 30, 2021, $6 was adjusted in the pro forma statement of operations.

[B] Net loss applicable to noncontrolling interest and Surgalign Holdings, Inc.

To record the allocation of the amortization expense and operating loss as applicable to the noncontrolling interest and Surgalign. The 58% noncontrolling interest ownership of these balances equate to net adjustments of $121 applicable to noncontrolling interest and $87 to Surgalign.